CERTIFICATE OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                        WESTNET COMMUNICATION GROUP, INC.



     The undersigned President and Secretary of WESTNET COMMUNICATION GROUP, INC. a Nevada corporation, pursuant to the provisions of Section 78.385 and 78.390, of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation, do certify as follows:

     That the Board of Directors of the said corporation, at a meeting duly convened and held on the 29th day of March, 2001, adopted resolutions to amend the Articles of Incorporation, as follows:

         ARTICLE I  shall be amended as follows:

                                ARTICLE I - NAME

The name of the Corporation shall be MERCHANTPARK COMMUNICATIONS, INC.

     The forgoing amendment to the Articles of Incorporation were duly adopted by the written consent of the shareholders of the Corporation, pursuant to
Section 78.320 of the Nevada Revised Statute, on March 29, 2001.

     The number of shares of Common Stock of the Corporation outstanding and entitled to vote is 3,500,000 shares and the said amendments were approved and consented to by 3,000,000 shares, being voted in person or by proxy, which represented more that a 51% majority of the issued and outstanding shares of the Common Stock of the Corporation.

     The undersigned President and Secretary of the Corporation hereby declare that the forgoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of their knowledge and belief.

     In witness whereof, this certificate has been executed by the undersigned on March 29, 2001.


/S/ Scott Thomasson                                  /S/ Shawn Balaghi
Secretary                                            President